Exhibit 4.12

Execution version

ISIN NO 001 0599699

BOND AGREEMENT

between

Ship Finance International Limited
(Issuer)

and

Norsk Tillitsmann ASA
(Bond Trustee)

on behalf of

the Bondholders

in the bond issue

Ship Finance International Limited Senior Unsecured Callable Convertible Bond Issue 2011/2016

TABLE OF CONTENTS

1	Interpretation	2
2	The Bonds	9
3	Listing	9
4	Registration in a Securities Register	10
5	Conditions Precedent	10
6	Representations and Warranties	11
7	Status of the Bonds and security	13
8	Interest	13
9	Maturity of the Bonds, Call Option, Change of Control and Share Settlement Option	14
10	Payments	18
11	Issuer's acquisition of Bonds	19
12	Conversion terms	20
13	Adjustment of the Conversion Price	22
14	Merger and de-merger	34
15	Covenants	35
16	Fees and expenses	39
17	Events of Default	40
18	Bondholders' Meeting	42
19	The Bond Trustee	45
20	Miscellaneous	46

This agreement has been entered into on 8 February 2011 between

(1)	Ship Finance International Limited (a company incorporated in Bermuda with Registration No. 34296 as issuer (the "Issuer"), and

(2)	Norsk Tillitsmann ASA (a company incorporated in Norway with Company No. 963 342 624) as bond trustee (the "Bond Trustee").

1	Interpretation

1.1	Definitions

In this Bond Agreement the following terms shall have the following meanings (certain terms relevant for Clauses 15 and 20.2 and other Clauses may be defined in the relevant Clause):

"Account Manager" means a Bondholder's account manager in the Securities Register.

"Additional Redemption Settlement Shares" means as described in clause 9.5.

"Additional Shares" means as described in clause 13.12.

"Attachment" means any attachments to this Bond Agreement.

"Banking Day" means any day on which Norwegian commercial banks are open for general business and when Norwegian commercial banks can settle foreign currency transactions, being any day on which the Norwegian Central Bank's Settlement System is open.

"Bond Agreement" means this bond agreement, including any Attachment to which it refers, and any subsequent amendments and additions agreed between the Parties.

"Bond Issue" means the bond issue constituted by the Bonds.

"Bondholder" means a holder of Bond(s), as registered in the Securities Register, from time to time.

"Bondholders' Meeting" means a meeting of Bondholders, as set forth in Clause 18.

"Bonds" means the securities issued by the Issuer pursuant to this Bond Agreement, representing the Bondholders' underlying claim on the Issuer.

"Call Option" shall have the meaning set forth in Clause 9.2.

"Call Option Notice" shall have the meaning set forth in Clause 9.2.

"Cash Dividend" means as described in clause 13.3.

"Cash Settlement Amount" means as described in clause 9.4.

"Cash Settlement Option" means as described in clause 12.8.

"Change of Control Conversion Date" means the date falling ten (10) Banking Days after a Bondholder has given a notice of conversion following the occurrence of a Change of Control Event.

"Change of Control Conversion Period" means the period commencing on the date on which a Change of Control Event occurs and ending sixty (60) calendar days following such date or, if later, sixty (60) calendar days following the notification of a Change of Control Event (cf. clause 15.2.1(j)).

"Change of Control Conversion Price" shall have the meaning set forth in clause 9.3.

"Change of Control Put Date" shall have the meaning set forth in clause 9.3

"Change of Control Event" means that any person or group, other than Hemen Holding Ltd., Farahead Investment Inc. and/or other companies which are controlled directly or indirectly by Mr. John Fredriksen, his direct lineal descendants, the personal estate of any of them and any trust created for the benefit of any of the aforementioned persons and their estates, becomes the owner, directly or indirectly, of more than 50% of the outstanding Shares of the Issuer.

"Change of Control Put Date" means as described in clause 9.3.2.

"Conversion Date" means the date falling ten (10) Banking Days after the Paying Agent has received an exercise notice pursuant to clause 12.1.

"Conversion Period" means the entire term of the Bonds, subject to the Conversion Right being exercised within the Exercise Period.

"Conversion Price" means USD 27.05 per Share, subject to adjustments as provided in clauses 13 and 14.

"Conversion Right" means the right of each Bondholder to convert each Bond into Shares at the Conversion Price in effect on the relevant Conversion Date. Based on the initial Conversion Price, each Bond will convert into 3,696.86 Shares, subject to clauses 12, 13 and 14.

"Current Market Price" means as described in clause 13.15.

"Current Value" means as described in clause 9.4.

"Date of Pricing" means 2 February 2011.

"Dealing Day" means as described in clause 13.15.

"Decisive Influence" means the ability to control the affairs or policies of an entity, whether by contract, by the possession of majority voting control in such entity's general meeting or by the ability to appoint the majority of the board of directors or other relevant governing body of such entity.

"Dividend" means as described in clause 13.15.

"Encumbrance" means any mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security.

"Event of Default" means the occurrence of an event or circumstance specified in Clause 17.1.

"Exchange" means a securities exchange or other reputable marketplace for securities, on which the Bonds are listed, or where the Issuer has applied for listing of the Bonds.

"Excluded Subsidiary" means as described in clause 15.5.

"Exercise Period" means the period commencing on the 41st Banking Day following the Issue Date and ending on the tenth (10) Banking Day prior to the Maturity Date or, if earlier, the tenth (10) Banking Day prior to the date for redemption of the Bonds pursuant to clause 9.2 (both days inclusive).

"Fair Market Value" means as described in clause 13.15.

"Finance Documents" means (i) this Bond Agreement, (ii) the agreement between the Bond Trustee and the Issuer referred to in Clause 16.2, (iii) any other document which is executed at any time by the Issuer or any other party in relation to any amount payable under this Bond Agreement.

"Financial Indebtedness" means any indebtedness incurred in respect of:

(a)	moneys borrowed, including acceptance credit;
(b)	any bond, note, debenture, loan stock or other similar instrument;
(c)	the amount of any liability in respect of any lease, hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(d)	receivables sold or discounted (other than any receivables sold on a non-recourse basis);
(e)	any sale and lease back transaction (save for vessel or rig charter parties with purchase options) which is treated as indebtedness under GAAP;
(f)
the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including without limitation currency or interest rate swaps, caps or collar transactions (and, when calculating the value of the transaction, only the mark-to-market value shall be taken into account);

(h)
any amounts raised under any other transactions having the commercial effect of a borrowing or raising of money, whether recorded in the balance sheet or not (including any forward sale of purchase agreement);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institutions; and
(j)	(without double counting) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any of the items referred to in (a) through (i) above.

"Financial Statements" means the audited unconsolidated and consolidated annual accounts and financial statements of the Issuer for any financial year, drawn up according to GAAP, such accounts to include a profit and loss account, balance sheet and cash flow statement.

"GAAP" means the generally accepted accounting practice and principles in the United States of America, or if implemented by the Issuer, the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

"Group" means the Issuer and the consolidated Subsidiaries.

"Group Company" means the Issuer or any of the consolidated Subsidiaries.

"Independent Financial Adviser" means as described in clause 13.15.

"Interest Payment Date" means 10 February and 10 August each year, commencing on 10 August 2011. The final payment of interest will be made on the Maturity Date in respect of the period from (and including) 10 August 2015 to (but excluding) the Maturity Date.

"Interest Period" means as set forth in clause 8.4.

"ISIN" means International Securities Identification Numbering system – the identification number of the Bonds.

"Issue Date" means 10 February 2011.

"Issuer's Bonds" means Bonds owned by the Issuer, any party or parties who has Decisive Influence over the Issuer, or any party or parties over whom the Issuer has Decisive Influence.

"Managers" means the managers for the Bond Issue.

"Material Adverse Effect" means a material adverse effect on: (a) the business, financial condition or operations of the Issuer and/or the Group taken as a whole, (b) the Issuer's ability to perform and comply with its obligations under this Bond Agreement; or (c) the validity or enforceability of this Bond Agreement.
"Material Subsidiary" means:

(i)	any Subsidiary whose total consolidated assets represent at least 10 % of the total consolidated assets of the Group, or
(ii)	any Subsidiary whose total consolidated net sales represent at least 10 % of the total consolidated net sales of the Group, or
(iii)
any other Subsidiary to which is transferred either (A) all or substantially all of the assets of another Subsidiary which immediately prior to the transfer was a Material Subsidiary or (B) sufficient assets of the Issuer that such Subsidiary would have been a Material Subsidiary had the transfer occurred on or before the relevant date,

"Maturity Date" means 10 February 2016 or an earlier maturity date as provided for in this Bond Agreement.

"Non-Cash Dividend" means as described in clause 13.3.

"Outstanding Bonds" means the aggregate value of the total number of Bonds not redeemed or otherwise discharged.

"Parity Value" means as set forth in clause 9.2.

"Party" means a party to this Bond Agreement (including its successors and permitted transferees).

"Paying Agent" means any legal entity as appointed by the Issuer and approved by the Bond Trustee who acts as paying agent on behalf of the Issuer with respect to the Bonds.

"Payment Date" means a date for payment of principal, interest or any other amount payable pursuant to this Bond Agreement.

"Potential Event of Default" means any event or circumstance which could, with the giving of notice, lapse of time, issue of a certificate and/or the fulfilment of any other requirement provided for in clause 17.1, become an Event of Default.

"Project Finance Indebtedness" means as defined in clause 15.5.

"Quarter Date" means each 31 March, 30 June, 30 September and 31 December.

"Quarterly Financial Reports" means the unaudited unconsolidated and consolidated management accounts of the Issuer as of each Quarter Date, such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary.

"Redemption Settlement Shares" means as described in clause 19.4.

"Reference Date" means as described in clause 13.12.

"Reference Price" means USD 20.04 per Share (being the closing share price of a Share on the New York Stock Exchange on 1 February 2011), always provided that, in connection with any determination of the Change of Control Conversion Price, the Reference Price shall be adjusted in accordance with the provisions relating to the adjustment of the Conversion Price.

"Relevant Indebtedness" means as described in clause 15.5.

"Relevant Stock Exchange" means as described in clause 13.15.

"Remaining Bonds" means the aggregate principal amount of all Bonds outstanding at any time (being equal to the aggregate principal amount of Bonds issued on the Issue Date less the principal amount of Bonds redeemed by the Issuer or converted into Shares by such time).

"Retroactive Adjustment" means as described in clause 13.12.

"Securities" means as described in clause 13.15.

"Securities Depository" means The Norwegian Central Securities Depository (Verdipapirsentralen ASA).

"Securities Register" means the securities register in which the Bond Issue is registered.

"Securities Register Act" means the Norwegian Act relating to Registration of Financial Instruments of 5 July 2002 No. 64.

"Share Settlement Option" means as described in clause 9.4.

"Share Settlement Option Notice" means as described in clause 9.4.

"Share Settlement Reference Date" means as described in clause 9.5.

"Share Settlement Retroactive Adjustment" means as described in clause 9.5.

"Shareholders" means holders of Shares.

"Shares" means fully paid ordinary shares of the Issuer, with par value USD 2], currently listed on the New York Stock Exchange including such ordinary shares of the Issuer which, pursuant to the terms and conditions of this Bond Agreement, shall be issued following any Bondholder's exercise of its Conversion Right.

"Specified Date" means as described in clause 13.7 or, as the case may be, clause 13.8.

"Specified Share Day" means as described in clause 13.15.

"Spin-Off" means as described in clause 13.15.

"Spin-Off Securities" means as described in clause 13.15.

"Subsidiary" means an entity over which another entity or person has control due to (i) direct and indirect ownership of shares or other ownership interests, and/or (ii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to vote in or vote out a majority of the directors in the entity.

"Taxes" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and "Tax" and "Taxation" shall be construed accordingly.

"USD" and "US dollars" means the lawful currency of the United States of America.

"US Securities Act" means the U.S. Securities Act of 1933, as amended.

"Valuation Date" means as described in clause 9.4.

"Volume Weighted Average Price" means as described in clause 13.15.

"Voting Bonds" means the Outstanding Bonds less the Issuer's Bonds.

1.2              Construction

In this Bond Agreement, unless the context otherwise requires:

(a)	headings are for ease of reference only;
(b)	words denoting the singular number shall include the plural and vice versa;
(c)	references to Clauses are references to the Clauses of this Bond Agreement;
(d)	references to a time is a reference to Oslo time unless otherwise stated herein;
(e)
references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law, including any determinations, rulings, judgments and other binding decisions relating to such provision or regulation;

(f)
references to a "person" shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2	The Bonds

2.1	Binding nature of the Bond Agreement

2.1.1
The Bondholders are, through their subscription, purchase or other transfer of Bonds bound by the terms of the Bond Agreement and the other Finance Documents, as authority to the Bond Trustee to finalize and execute the Bond Agreement on the Bondholders behalf is set out in the subscription documents, term sheet, sales documents or in any other way, and while all Bond transfers are subject to the terms of this Bond Agreement and all Bond transferees are, in taking transfer of Bonds, deemed to have accepted the terms of the Bond Agreement and the other Finance Documents and will automatically become parties to the Bond Agreement upon completed transfer having been registered, without any further action required to be taken or formalities to be complied with, see also Clause 20.1.

2.1.2
The Bond Agreement is available to anyone and may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available to the general public throughout the entire term of the Bonds.

2.2	The Bonds

2.2.1
The Issuer has resolved to issue a series of Bonds in the amount of USD 125,000,000 (United States dollars one hundred twenty five million). The Bond Issue will comprise a single tranche issued on the Issue Date.

2.2.2	The Bonds will be in denominations of USD 100,000 each and rank pari passu between themselves.

2.2.3	The Bond Issue will be described as "Ship Finance International Limited Senior Unsecured Callable Convertible Bond Issue 2011/2016".

2.2.4	The International Securities Identification Number (ISIN) of the Bond Issue will be NO 001 0599699.

2.2.5	The tenor of the Bonds is from and including the Issue Date to the Maturity Date.

2.3	Purpose and utilization

2.3.1	The net proceeds of the Bonds shall be employed for the general corporate purposes of the Issuer.

3	Listing

3.1	The Bonds will not be listed on any Exchange on the Issue Date. An application may subsequently be made for a listing of the Bonds on an Exchange at the discretion of the Issuer.

3.2	If the Bonds are listed, the Issuer shall ensure that the Bonds remain listed until they have been discharged in full.

4	Registration in a Securities Register

4.1	The Bond Issue and the Bonds shall prior to disbursement be registered in the Securities Register according to the Securities Register Act and the conditions of the Securities Register.

4.2
The Issuer shall promptly arrange for notification to the Securities Register of any changes in the terms and conditions of this Bond Agreement. The Bond Trustee shall receive a copy of the notification.

4.3
The Issuer is responsible for the implementation of correct registration in the Securities Register. The registration may be executed by an agent for the Issuer provided that the agent is qualified according to relevant regulations.

4.4
The Bonds and the Shares to be issued upon conversion of the Bonds have not been registered under the US Securities Act, and the Issuer is under no obligation to arrange for registration of the Bonds or such Shares under the US Securities Act. Beginning on the Issue Date and ending on the 40th calendar day thereafter, beneficial interests in the Bonds and Shares issuable upon conversion of the Bonds may be transferred only in an offshore transaction meeting the requirements of Regulation S under the US Securities Act to a person other than a U.S. person (as defined in Regulation S) or pursuant to another exemption from registration under the US Securities Act.

5	Conditions Precedent

5.1
Disbursement of the net proceeds of the Bond Issue to the Issuer will be subject to the Bond Trustee having received the following documents, in form and substance satisfactory to it, at least two (2) Banking Days prior to the Issue Date:

(a)	the Finance Documents duly executed by all parties thereto;

(b)	certified copies of all necessary corporate resolutions to issue the Bonds and execute the Finance Documents;

(c)
a power of attorney from the Issuer to relevant individuals for their execution of the relevant Finance Documents, or extracts from the relevant register or similar documentation evidencing the individuals authorized to sign on behalf of the Issuer;

(d)
certified copies of (i) the Certificate of Incorporation or other similar official document for the Issuer, evidencing that it is validly existing and (ii) the Memorandum of Association and by-laws of the Issuer;

(e)	the latest Financial Statements and Quarterly Financial Report;

(f)	to the extent necessary, any public authorisations required for the Bond Issue;

(g)	satisfactory evidence that a prospectus for the offering of the Bonds is not required according to the prospectus requirements in Bermuda or any other jurisdiction relevant for the Issuer;

(h)	confirmation from the Paying Agent that the Bonds have been registered in the Securities Register;

(i)	written confirmation in accordance with Clause 6.3 (if required);

(j)	documentation on granting of authority to the Bond Trustee as set out in Clause 2.1;

(k)	copies of any written documentation made public by the Issuer or the Managers in connection with the Bond Issue; and

(l)	any statements or such legal opinions on the laws of Norway and Bermuda as is reasonably required by the Bond Trustee.

5.2	The Bond Trustee may, in its reasonable opinion, waive the deadline or requirements for documentation as set forth in Clause 5.1.

5.3
Disbursement of the net proceeds from the Bonds is subject to the Bond Trustee's written notice to the Issuer, the Managers and the Paying Agent that the documents have been controlled and that the required conditions precedent have been fulfilled.

5.4	On the Issue Date, subject to receipt of confirmation from the Bond Trustee pursuant to Clause 5.3, the Managers shall make the net proceeds from the Bond Issue available to the Issuer.

6	Representations and Warranties

6.1	The Issuer represents and warrants to the Bond Trustee (on behalf of the Bondholders) that:

(a)         Status
The Issuer is a limited liability company, duly incorporated and validly existing under the law of the jurisdiction in which it is registered, and has the power to own its assets and carry on its business as it is being conducted.

(b)         Power and authority
The Issuer has the power to enter into and perform, and has taken all necessary corporate actions to authorise its entry into, performance and delivery of this Bond Agreement and any other Finance Documents to which it is a party and the transactions contemplated by those Finance Documents, hereunder to issue and allot, free from pre-emption rights, sufficient Shares to enable the Conversion Right to be satisfied in full at the Conversion Price.

(c)         Valid, binding and enforceable obligations
This Bond Agreement and any other Finance Document constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of such parties, enforceable in accordance with their terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against the Issuer.

(d)         Non-conflict with other obligations
The entry into and performance by the Issuer of the Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any present law or regulation or present judicial or official order; (ii) its memorandum of association, by-laws or other constitutional documents; or (iii) any document or agreement which is binding on the Issuer or any of its assets.

(e)          No Event of Default
No Event of Default exists, and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on the Issuer or any of its assets, and which may have a Material Adverse Effect.

(f)           Authorizations and consents
All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer in connection with the execution, performance, validity or enforceability of this Bond Agreement or any other Finance Document, and the transactions contemplated thereby, have been obtained and are valid and in full force and effect. All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer to carry on its business as presently conducted and as contemplated by this Bond Agreement, have been obtained and are in full force and effect.

(g)           Litigation
No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency is pending or, to the best of the Issuer's knowledge, threatened which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

(h)           Financial Statements
The most recent Financial Statements and Quarterly Financial Reports of the Group fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied from one year to another.

(i)           No Material Adverse Effect
Since the date of the most recent Financial Statements, there has been no change in the business, assets or financial condition of the Issuer that is likely to have a Material Adverse Effect.

(j)           No misleading information
All documents and information which have been provided  by the Issuer or with the agreement of the Issuer to the subscribers or the Bond Trustee in connection with this Bond Issue represent the latest available financial information concerning the Group.

(k)           Environmental compliance
The Issuer and each Group Company is in material compliance with any relevant applicable environmental law or regulation and no circumstances have occurred which would prevent such compliance in a manner which has or is likely to have a Material Adverse Effect.

(l)           No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee (on behalf of the Bondholders) or the Bondholders under this Bond Agreement.

(m)           Pari passu ranking
The Issuer's payment obligations under this Bond Agreement or any other Finance Document to which it is a party rank at least pari passu with the claims of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

6.2	The representations and warranties set out in Clause 6.1 are made on the execution date of this Bond Agreement, and shall be deemed to be repeated on the Issue Date.

6.3	The Bond Trustee may prior to disbursement require a written statement from the Issuer confirming compliance with Clause 6.1.

6.4
In the event of misrepresentation, the Issuer shall indemnify the Bond Trustee for any economic losses suffered, both prior to the disbursement of the Bonds, and during the term of the Bonds, as a result of its reliance on the representations and warranties provided by such Issuer herein.

7	Status of the Bonds and security

7.1
The Bonds shall be senior debt of the Issuer. The Bonds shall rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated capital.

7.2	The Bonds are unsecured.

8           Interest

8.1	The Issuer shall pay interest on the face value of the Bonds from, and including, the Issue Date at a fixed rate of 3.75 per cent per annum.

8.2	Interest payments shall be made semi-annually in arrears on the Interest Payment Dates in each year, the first Interest Payment Date falls on 10 August 2011.

8.3
The day count fraction in respect of the calculation of the payable interest amount shall be "30/360", which means that the number of days in the calculation period in respect of which payment is being made divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-days months.

8.4
"Interest Period" means the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

9	Maturity of the Bonds, Call Option, Change of Control and Share Settlement Option

9.1	Maturity

The Bonds shall mature in full on the Maturity Date, and shall be repaid at par (100%) by the Issuer.

9.2	Call Option

The Issuer may

i)
on or any time after the date falling three (3) years and twenty one (21) days after the Issue Date, and provided that the Parity Value on each of at least twenty (20) Dealing Days within a period of thirty (30) consecutive Dealing Days, ending not earlier than the Dealing Day prior to the giving of notice of redemption to Bondholders pursuant to this clause, shall have exceeded USD 130,000; and/or

ii)	at any time during the term of the Bonds, and provided that 90 per cent or more of the Bonds issued on the Issue Date shall have been redeemed or converted into Shares,

call the Remaining Bonds (the "Call Option") at their par value plus accrued interest.

Should the Issuer exercise the Call Option, the Bond Trustee and the Bondholders must be informed of this (the Bondholders in writing via the Securities Depository) no later than twenty (20) Banking Days before the date of redemption (the "Call Option Notice").

For the avoidance of doubt, each Bondholder may within the Exercise Period elect to exercise its Conversion Right after having received the Call Option Notice.

"Parity Value" means, in respect of any Dealing Day, the USD amount calculated as follows:

PV	=	N x VWAP
where
PV	=	the Parity Value
N	=
the number of Shares determined by dividing USD 100,000 (being the face value of each Bond) by the Conversion Price in effect on such Dealing Day (rounded down, if necessary, to the nearest whole number of Shares).

VWAP	=
the Volume Weighted Average Price of a Share on such Dealing Day (provided that if on any such Dealing Day the Shares shall have been quoted cum-Dividend or cum-any other entitlement, the closing price on such Dealing Day shall be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of first public announcement of such Dividend or entitlement (or, if that is not a Dealing Day, the immediately preceding Dealing Day)).

9.3	Change of Control

If a Change of Control Event has occurred, each Bondholder shall at any time in the Change of Control Conversion Period be entitled, at its option, to:

9.3.1	require early redemption of its Bonds (Put Option) at 100% of their par value plus accrued interest; or

9.3.2
convert its Bonds at the Change of Control Conversion Price, which shall be calculated as set out below, but in each case adjusted, if appropriate, under the provisions of clauses 13 and 14 (provided that no adjustment to the Conversion Price will be made in respect of such Change of Control Event other than pursuant to this clause 9.3 in respect of exercise of the conversion right in the Change of Control Conversion Period):

COCCP=	[RPX(N-n)]+[OCPxn)]
N

where:

COCCP	is the Change of Control Conversion Price;
RP	is the Reference Price;
OCP	is the current Conversion Price on the relevant Conversion Date;
N	is the number of days from (and including) the Issue Date to (but excluding) the Maturity Date; and
n	is the number of days from (and including) the Issue Date to (but excluding) the date of the Change of Control Event.

To exercise either such option, a Bondholder must notify the Paying Agent (via its Account Manager) within the Change of Control Conversion Period. For the avoidance of doubt, the aforesaid is an option exercisable at the sole discretion of each Bondholder, and each Bondholder may elect not to exercise such option and to continue to hold its Bonds.

In the event of an early redemption pursuant to this clause 9.3, settlement shall be three (3) Banking Days after the Paying Agent has received such request (the "Change of Control Put Date").

In the event of conversion pursuant to this clause 9.3, the Issuer shall no later than on the Change of Control Conversion Date issue to and in the names of the relevant Bondholder the number of Shares which are necessary in order to fulfil the Issuer's obligations to issue new Shares to the relevant Bondholder pursuant to its Conversion Rights.

The number of Shares required to be issued shall be determined by dividing the principal amount of the Bonds by the Change of Control Conversion Price in effect on the relevant Conversion Date.

The terms and conditions set out in clauses 15 - 17 shall (to the extent applicable) apply for any conversion of Bonds to Shares according to this clause 9.3.

9.4	Share Settlement Option

Notwithstanding any provisions of this clause 9, the Issuer may elect to satisfy its obligation to redeem the Bonds pursuant to clause 9.1 hereof by exercising its option (the "Share Settlement Option") with respect to all, but not some only, of the Bonds to be redeemed on the relevant due date for redemption, provided that on such due date for redemption the Shares are listed on the New York Stock Exchange and no Event of Default shall have occurred.

To exercise its Share Settlement Option, the Issuer shall give a notice to such effect (the "Share Settlement Option Notice") to the Bond Trustee and to the Bondholders (in the case of the Bondholders, in writing via the Securities Depository). The Share Settlement Option Notice shall be given not more than 60 nor less than 30 calendar days prior to the Maturity Date.

Where the Issuer shall have exercised the Share Settlement Option, the Issuer shall, in lieu of redeeming the Bonds in cash, effect redemption in respect of the Bonds by:

(a)
issuing or transferring and delivering to the relevant Bondholder such number of Shares as is determined by dividing the aggregate principal amount of such Bondholder's Bonds by the Conversion Price in effect on the Valuation Date;

(b)
making payment to the relevant Bondholder of an amount (the "Cash Settlement Amount") equal to the amount (if any) by which the aggregate principal amount of such Bonds exceeds the product of the Current Value of a Share on the Valuation Date and the whole number of Shares deliverable to such Bondholder in accordance with (a) above in respect of such Bonds; and

(c)	making or procuring payment to the relevant Bondholder in cash of any accrued and unpaid interest in respect of such Bonds up to the relevant redemption date.

"Valuation Date" means the date falling three Dealing Days prior to the due date for redemption of the relevant Bonds.

Fractions of Shares will not be issued or transferred or delivered pursuant to this clause 9.4 and no cash payment will be made in lieu thereof.

Shares to be delivered in the manner contemplated in this clause 9.4 (other than pursuant Clause 9.5 below) upon exercise of the Share Settlement Option are referred to as "Redemption Settlement Shares".

If the Issuer does not give a Share Settlement Option Notice in the manner and by the time set out in this clause 9.4, or if, having given a Share Settlement Option Notice, the Shares shall cease to be listed on the New York Stock Exchange or trading in the Shares on the New York Stock Exchange is suspended or an Event of Default or Potential Event of Default shall have occurred, the Bonds shall be redeemed for cash in accordance with the provisions of clause 9.1, as the case may be (and any Share Settlement Option Notice shall be annulled).

When used in this clause 9.4, the "Current Value" in respect of a Share on the Valuation Date shall mean 99% of the average of the Volume Weighted Average Price of the Shares for the fifteen consecutive Dealing Days ending on the Valuation Date, translated (if not in USD) into USD at the spot rate of exchange prevailing at the close of business on each such Dealing Day.

If the Issuer elects to exercise the Share Settlement Option with respect to the Bonds, the following provisions shall apply:

(a)
Shares to be issued or transferred and delivered as contemplated by this clause 9.4 shall be deemed to be issued or transferred and delivered as of the relevant due date for redemption or, in the case of any Additional Redemption Settlement Shares, as of the relevant Share Settlement Reference Date. The Issuer shall, no later than 15 Banking Days after the Valuation Date, register the new Shares on the Relevant Stock Exchange and in the Securities Depository.

(b)
A Bondholder must pay any taxes and capital, stamp, issue and registration and transfer taxes or duties arising on the relevant Redemption Settlement Shares  (other than any taxes and capital, stamp, issue and registration duties payable in Norway or Bermuda arising on conversion and on the issue and delivery of Shares, which shall be paid by the Issuer) and such Bondholder must pay all, if any, taxes arising by reference to any disposal or deemed disposal of a Bond or interest thereon in connection with such redemption.

(c)
The Redemption Settlement Shares will be fully paid and will in all respects rank pari passu with the fully paid Shares in issue on the relevant due date for redemption or, in the case of Additional Redemption Shares, on the relevant Share Settlement Reference Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Shares or, as the case may be, Additional Redemption Shares will not rank for any rights, distributions or payments the record date (or other due date for the establishment of entitlement) for which falls prior to the relevant due date for redemption or, as the case may be, the relevant Share Settlement Reference Date.

9.5
If the Valuation Date in relation to the conversion of any Bond shall be after the record date in respect of any consolidation or sub-division as is mentioned in clause 13.1, or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in clause 13.2, 13.3, 13.4, 13.5 or 13.6, or after any such issue or grant as is mentioned in clause 13.6 and 13.7, but before the relevant adjustment becomes effective under clause 13 (such adjustment, a "Share Settlement Retroactive Adjustment"), then the Issuer shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or transferred and delivered to the relevant Bondholder, such additional number of Shares (if any) (the "Additional Redemption Settlement Shares") as, together with the Shares issued or to be transferred and delivered on redemption of the relevant Bond, is equal to the number of Shares which would have been required to be issued or delivered on redemption of such Bond if the relevant adjustment (more particularly referred to in the said provisions of clause 14) to the Conversion Price had been made and become effective immediately prior to the relevant Valuation Date. Additional Redemption Settlement Shares will be delivered to Bondholders not later than 10 Banking Days following the date the relevant Share Settlement Retroactive Adjustment becomes effective (the "Share Settlement Reference Date").

10	Payments

10.1	Payment mechanics

10.1.1
The Issuer shall pay all amounts due to the Bondholders under the Bonds and this Bond Agreement by crediting the bank account nominated by each Bondholder in connection with its securities account in the Securities Register.

10.1.2
Payment shall be considered to have been made once the amount has been credited to the bank which holds the bank account nominated by the Bondholder in question, but if the paying bank and the receiving bank are the same, payment shall be considered to have been made once the amount has been credited to the bank account nominated by the Bondholder in question, see however Clause 10.2.

10.2	Currency

10.2.1
Each Bondholder has to provide the Paying Agent (either directly or through its Account Manager) with specific payment instructions, including foreign exchange bank account details. Depending on the currency exchange settlement agreements between the Bondholders' bank and the Paying Agent, cash settlement may be delayed, in which case no default interest or other penalty shall accrue for the amount of the Issuer.

10.2.2	Except as otherwise expressly provided, all amounts payable under this Bond Agreement and any other Finance Document shall be payable in the same currency as the Bonds are denominated in.

10.2.3	Amounts payable in respect of costs, expenses, taxes and other liabilities shall be payable in the currency in which they are incurred.

10.3	Set-off and counterclaims

10.3.1	The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to this Bond Agreement or any other Finance Document.

10.4	Interest in the event of late payment

10.4.1
In the event that payment of interest, principal or any other amount is not made on the relevant Payment Date, the unpaid amount shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to Clause 8 plus 5.00 percentage points.

10.4.2	The interest charged under this Clause 10.4 shall be added to the defaulted amount on each respective Interest Payment Date relating thereto until the defaulted amount has been repaid in full.

10.4.3	The unpaid amounts shall bear interest as stated above until payment is made, whether or not the Bonds are declared to be in default pursuant to Clause 17.1 (a), cf. Clauses 17.2 - 17.4.

10.5	Irregular payments

10.5.1
In case of irregular payments, the Bond Trustee may instruct the Issuer or Bondholders of other payment mechanisms than described in Clause 10.1 or 10.2 above. The Bond Trustee may also obtain payment information regarding Bondholders' accounts from the Securities Register or Account Managers.

11	Issuer's acquisition of Bonds

11.1	The Issuer and its Subsidiaries have the right to acquire and own Bonds ("Issuer's Bonds"). The Issuer's Bonds may at the Issuer's discretion be retained by the Issuer, sold or discharged.

12	Conversion terms

12.1	Each Bondholder may exercise one or more of his Conversion Right(s) at the Conversion Price at any time during the Exercise Period provided that notification thereof is given pursuant to clause 12.4.

Conversion Rights may not be exercised (i) following the giving of notice by the Bond Trustee pursuant to clause 17 or (ii) in respect of a Bond which the relevant Bondholder has exercised its right to require the Issuer to redeem pursuant to the terms set forth in this Bond Agreement.

12.2	The Conversion Right cannot be separated from the Bond.

12.3
The number of Shares to be issued on exercise of a Conversion Right shall be determined by dividing the principal amount of the relevant Bond by the Conversion Price in effect on the relevant Conversion Date. The Conversion Price shall be subject to adjustment pursuant to clauses 9.3.2, 13 and 14.

12.4
In order to exercise a Conversion Right, the Bondholder shall deliver to the Paying Agent (via such Bondholder's Account Manager) a duly completed, irrevocable and signed exercise notice. Request for conversion takes place by the Bondholder notifying his Account Manager of the number of Bonds which shall be converted. The Account Manager will then promptly forward the request to the Issuer (via the Paying Agent).

12.5
Conversion will be effected by a set-off of the total nominal value of the Bonds to be converted against the issuing of the whole number of Shares resulting from dividing the total nominal value of the Bonds to be converted by the Conversion Price. Any excess amount beyond the whole number of Shares converted by the Bonds shall fall to the Issuer.

The Issuer shall pay all (if any) taxes and capital, stamp, issue and registration duties payable in Norway, the USA or Bermuda arising on conversion and on the issue and delivery of Shares upon conversion.

Interest accrued since the last Interest Payment Date but not due on a Conversion Date shall not be paid in cash nor kind to the Bondholders, but shall accrue to the Issuer unless the Conversion Date shall fall on an Interest Payment Date and/or the Change of Control Put Date (not including any such date falling on the Maturity Date), then interest due shall be paid to the relevant Bondholder.

12.6
The Issuer shall (if relevant via the Paying Agent) on or with effect from the Conversion Date (i) carry the conversion into effect by issuing the relevant number of new Shares, (ii) ensure the due registration of the new Shares in the Securities Depository (at the account of the converting Bondholder) (and shall deliver any such documents and do any acts necessary in relation thereto), and (iii) ensure that the number of Remaining Bonds shall be written down.

12.7
Shares issued upon conversion of the Bonds will be fully paid and will in all respects rank pari passu with the Shares in issue on the relevant Conversion Date or, in the case of Additional Shares, on the relevant Reference Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Shares or, as the case may be, Additional Shares will not rank for any rights, distributions or payments the record date (or other due date for the establishment of entitlement) for which falls prior to the relevant Conversion Date or, as the case may be, the relevant Reference Date.

12.8
In the event the Paying Agent receives an exercise notice from any Bondholder for exercise of its Conversion Right(s) in accordance with clause 12.4, the Issuer may in its sole discretion elect to settle, in whole or in part, its obligation to issue Shares by cash payment (the "Cash Settlement Option") on the following terms and conditions:

12.8.1
in order to exercise the Cash Settlement Option, the Issuer shall deliver to the Paying Agent a duly completed, irrevocable and signed exercise notice within five (5) Banking Days after the Paying Agent has received an exercise notice for the Conversion Right(s);

12.8.2
the cash settlement amount shall be calculated as the product of (i) the number of Shares deliverable by the Issuer in accordance with the exercised Conversion Right(s), or such lesser number of Shares in the event of a partial exercise of the Cash Settlement Option, based on the Conversion Price in effect on the relevant Conversion Date (including any Additional Shares deliverable in accordance with clause 13.2), and (ii) the arithmetic average of the Volume Weighted Average Price of a Share for the fifteen (15) consecutive Dealing Days (the "VWAP Period") immediately subsequent to the date the Issuer has notified the Paying Agent that it will exercise its Cash Settlement Option in respect of the relevant exercise of Conversion Right(s), provided that if any Dividend or other entitlement in respect of the Shares is announced on or prior to the relevant Conversion Date in circumstances where the record date or other due date for the establishment of entitlement in respect of such Dividend or other entitlement shall be on or after the relevant Conversion Date and on any Dealing Day in the VWAP Period the Volume Weighted Average Price is based on a price ex-Dividend or other entitlement, then the Volume Weighted Average Price for such Dealing Day shall be increased by Dividend or other entitlement per Share as at the date of first public announcement of such Dividend or entitlement (or, if that is not a Dealing Day, the immediately preceding Dealing Day);

12.8.3	the cash payment is due and payable to the relevant Bondholders on the 3rd Banking Day following the end of the VWAP Period, however, in no event later than on the Maturity Date; and

12.8.4
notwithstanding any of the foregoing provisions, if the Paying Agent receives an exercise notice in accordance with clause 12.4 on a date falling on or later than twenty (20) Dealing Days prior to the Maturity Date, the Issuer shall within the date falling two (2) Dealing Days notify the Paying Agent that it will exercise the Cash Settlement Option. If the VWAP Period in such event would otherwise end later than the Maturity Date, the VWAP Period shall be adjusted to commence on the date falling seventeen (17) Dealing Days prior to the Maturity Date and ending on the 3rd Dealing Day preceding the Maturity Date.

13	Adjustment of the Conversion Price

Upon the happening of any of the events described below, the Conversion Price shall be adjusted as follows:

13.1
If and whenever there shall be a consolidation or subdivision of the Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such consolidation or subdivision by the following fraction:

A
B

where:

A	is the aggregate number of Shares in issue immediately before such consolidation or subdivision, as the case may be; and
B	is the aggregate number of Shares in issue immediately after, and as a result of, such consolidation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation or subdivision,  as the case may be, takes effect.

13.2
If and whenever the Issuer shall issue any Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than (1) where any such Shares issued instead of the whole or part of a Dividend in cash which the Shareholders would or could otherwise have received or (2) where the Shareholders may elect to receive a Dividend in cash in lieu of such Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:

A
B

where:

A	is the aggregate nominal amount of the Shares in issue immediately before such issue; and
B	is the aggregate nominal amount of the Shares in issue immediately after such issue.

Such adjustment shall become effective on the date of issue of such Shares.

13.3
If and whenever the Issuer shall pay or make any Dividend to Shareholders, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the relevant Dividend by the following fraction:

A-B
A

where:

A
is the Current Market Price of one Share on the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of Shares or any receipts or certificates representing Shares by or on behalf of the Issuer or any Subsidiary of the Issuer, on which such Shares are purchased or, in the case of a Spin-Off, is the mean of the Volume Weighted Average Prices of a Share for the five consecutive Dealing Days ending on the Dealing Day immediately preceding the first date on which the Shares are traded ex- the relevant Spin-Off; and

B
is the portion of the Fair Market Value, with such portion being determined by dividing the Fair Market Value of the aggregate Dividend by the number of Shares entitled to receive the relevant Dividend (or, in the case of a purchase of Shares or any receipts or certificates representing shares by or on behalf of the Issuer or any Subsidiary of the Issuer, by the number of Shares in issue immediately prior to such purchase), of the Dividend attributable to one Share.

Such adjustment shall become effective on the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of Shares or any receipts or certificates representing Shares, on the date such purchase is made or, in the case of a Spin-Off, the first date on which the Shares are traded ex- the relevant Spin-Off.

For the purposes of the above, the Fair Market Value of a Cash Dividend shall (subject as provided in paragraph (a) of the definition of "Dividend" and in the definition of "Fair Market Value") be determined as at the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange, and in the case of a Non-Cash Dividend, the Fair Market Value of the relevant Dividend shall be the Fair Market Value of the relevant Spin-Off Securities or, as the case may be, the relevant property or assets.

"Non-Cash Dividend" means any Dividend which is not a Cash Dividend, and shall include a Spin-Off.

"Cash Dividend" means (i) any Dividend which is to be paid or made in cash (in whatever currency), but other than falling within paragraph (b) of the definition of "Spin-Off" and (ii) any Dividend determined to be a Cash Dividend pursuant to paragraph (a) of the definition of "Dividend", and for the avoidance of doubt, a Dividend falling within paragraph (c) or (d) of the definition of "Dividend" shall be treated as being a Non-Cash Dividend.

13.4
If and whenever the Issuer shall issue Shares to Shareholders as a class by way of rights, or issue or grant to Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Shares, in each case at a price per Share which is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the terms of the issue or grant of such Shares, options, warrants or other rights, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

A+B
A+C

where:

A	is the number of Shares in issue immediately before such announcement;
B
is the number of Shares which the aggregate amount (if any) payable for the Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Share; and

C
is the number of Shares issued or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the first date on which the Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

13.5
If and whenever the Issuer shall issue any Securities (other than Shares or options, warrants or other rights to subscribe for or purchase any Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

A-B
A

where:

A	is the Current Market Price of one Share on the Dealing Day immediately preceding the first date on which the terms of such issue or grant are publicly announced; and
B	is the Fair Market Value on the date of such announcement of the portion of the rights attributable to one Share.
Such adjustment shall become effective on the first date on which the Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

13.6
If and whenever the Issuer shall issue (otherwise than as mentioned in clause 13.4 above) wholly for cash or for no consideration any Shares (other than Shares issued on conversion of the Bonds or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Shares) or issue or grant (otherwise than as mentioned in clause 13.4 above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Shares (other than the Bonds), in each case at a price per Share which is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the terms of such issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

A+B
A+C

where:

A	is the number of Shares in issue immediately before the issue of such Shares or the grant of such options, warrants or rights;
B
is the number of Shares which the aggregate consideration (if any) receivable for the issue of such Shares or, as the case may be, for the Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Share; and

C
is the number of Shares to be issued pursuant to such issue of such Shares or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the date of issue of such Shares or, as the case may be, the grant of such options, warrants or rights.

13.7
If and whenever the Issuer or any Subsidiary of the Issuer or (at the direction or request of or pursuant to any arrangements with the Issuer or any Subsidiary of the Issuer) any other company, person or entity (otherwise than as mentioned in clause 13.4, 13.5 or 13.6 above) shall issue wholly for cash or for no consideration any Securities (other than the Bonds), which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Shares (or shall grant any such rights in respect of existing Securities so issued) or Securities which by their terms might be redesignated as Shares, and the consideration per Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the terms of issue of such Securities (or the terms of such grant), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue (or grant) by the following fraction:

A+B
A+C

where:

A
is the number of Shares in issue immediately before such issue or grant (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Shares which have been issued by the Issuer for the purposes of or in connection with such issue, less the number of such Shares so issued);

B
is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such Securities or, as the case may be, for the Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Share; and

C
is the maximum number of Shares to be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Shares which may be issued or arise from any such redesignation.

Provided that if at the time of issue of the relevant Securities or date of grant of such rights (as used in this clause 13.7 the "Specified Date") such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such Securities are redesignated or at such other time as may be provided) then for the purposes of this clause 13.7, "C" shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Specified Date.

Such adjustment shall become effective on the date of issue of such Securities or, as the case may be, the grant of such rights.

13.8
If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such Securities (other than the Bonds) as are mentioned in clause 13.7 above (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities upon issue) so that following such modification the consideration per Share receivable has been reduced and is less than 95 per cent. of the Current Market Price per Share on the Dealing Day immediately preceding the date of the first public announcement of the proposals for such modification, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by the following fraction:

A+B
A+C

where:

A
is the number of Shares in issue immediately before such modification (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Shares which have been issued, purchased or acquired by the Issuer or any Subsidiary of the Issuer (or at the direction or request or pursuant to any arrangements with the Issuer or any Subsidiary of the Issuer) for the purposes of or in connection with such issue, less the number of such Shares so issued, purchased or acquired);

B
is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the Securities so modified would purchase at such Current Market Price per Share or, if lower, the existing conversion, exchange or subscription price of such Securities; and

C
is the maximum number of Shares which may be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Financial Adviser shall consider appropriate for any previous adjustment under this clause 13.8 or clause 13.7 above.

Provided that if at the time of such modification (as used in this clause 13.8 the "Specified Date") such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this clause 13.8, "C" shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange or subscription had taken place on the Specified Date.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such Securities.

13.9
If and whenever the Issuer or any Subsidiary of the Issuer or (at the direction or request of or pursuant to any arrangements with the Issuer or any Subsidiary of the Issuer) any other company, person or entity shall offer any Securities in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Conversion Price falls to be adjusted under clause 13.2, 13.3, 13.4, 13.6 or 13.7 or clause 9.3 (or would fall to be so adjusted if the relevant issue or grant was at less than 95 per cent. of the Current Market Price per Share on the relevant Dealing Day) or under clause 13.5) the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the making of such offer by the following fraction:

A-B
A

where:

A	is the Current Market Price of one Share on the Dealing Day immediately preceding the date on which the terms of such offer are first publicly announced; and
B	is the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one Share.
Such adjustment shall become effective on the first date on which the Shares are traded ex-rights on the Relevant Stock Exchange.

13.10
Notwithstanding the foregoing provisions, where the events or circumstances giving rise to any adjustment pursuant to this clause 13.10 have already resulted or will result in an adjustment to the Conversion Price or where the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances which have already given or will give rise to an adjustment to the Conversion Price or where more than one event which gives rise to an adjustment to the Conversion Price occurs within such a short period of time that, in the opinion of the Bond Trustee, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result.

13.11	For the purpose of any calculation of the consideration receivable or price pursuant to clauses 13.4, 13.6, 13.7 and 13.8, the following provisions shall apply:

13.11.1	the aggregate consideration receivable or price for Shares issued for cash shall be the amount of such cash;

13.11.2
(x) the aggregate consideration receivable or price for Shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by the Issuer to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the date of the first public announcement of the terms of issue of such Securities or, as the case may be, such options, warrants or rights, plus in the case of each of  (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

13.11.3
if the consideration or price determined pursuant to Clause 13.11.1 or 13.11.2 above (or any component thereof) shall be expressed in a currency other than US dollars it shall be converted into US dollars at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on the date of the first public announcement of the terms of issue of such Securities (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available); and

13.11.4
in determining consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Shares or Securities or otherwise in connection therewith.

13.12
If the Conversion Date in relation to the conversion of any Bond shall be after any consolidation or sub-division as is mentioned in clause 13.1, or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in clauses 13.2, 13.3, 13.4, 13.5 or 13.9, or after any such issue or grant as is mentioned in clause 13.6 and 13.7, in any case in circumstances where the relevant Conversion Date falls before the relevant adjustment becomes effective under clause 13 (such adjustment, a "Retroactive Adjustment"), then the Issuer shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or delivered to the converting Bondholder, such additional number of Shares (if any) (the "Additional Shares") as, together with the Shares issued or to be issued or delivered on conversion of the relevant Bond (together with any fraction of a Share not so issued), is equal to the number of Shares which would have been required to be issued or delivered on conversion of such Bond if the relevant adjustment (more particularly referred to in the said provisions of clause 13) to the Conversion Price had in fact been made and become effective immediately prior to the relevant Conversion Date. Additional Shares will be delivered to Bondholders not later than 10 Banking Days following the date the relevant Retroactive Adjustment becomes effective (the "Reference Date").

13.13
No adjustment will be made to the Conversion Price where Shares or other Securities  (including rights, warrants and options) are issued, offered, exercised, allotted,  appropriated, modified or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Issuer or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees' share or option scheme.

13.14
On any adjustment, the resultant Conversion Price, if not an integral multiple of USD 0.01, shall be rounded down to the nearest whole multiple of USD 0.01. No adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than 1 per cent. of the Conversion Price then in effect. Any adjustment not required to be made, and/or any amount by which the Conversion Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time.

Notice of any adjustments to the Conversion Price shall be given by the Issuer to Bondholders and the Bond Trustee promptly after the determination thereof.

The Conversion Price shall not in any event be reduced to below the nominal value of the Shares and the Issuer undertakes that it shall not take any action, and shall procure that no action is taken, that would otherwise result in an adjustment to the Conversion Price to below such nominal value.

13.15
"Current Market Price" means, in respect of a Share at a particular date, the average of the Volume Weighted Average Price of a Share for the five consecutive Dealing Days ending on the Dealing Day immediately preceding such date; provided that if at any time during the said five-dealing-day period the Volume Weighted Average Price shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement), then:

13.15.1
if the Shares to be issued or transferred do not rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Shares shall have been based on a price cum-Dividend (or cum- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of first public announcement of such Dividend (or entitlement); or

13.15.2
if the Shares to be issued or transferred do rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of first public announcement of such Dividend (or entitlement), and provided further that, if on each of the said five Dealing Days the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Shares to be issued do not rank for that Dividend (or other entitlement) the Volume Weighted Average Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of the first public announcement of such Dividend or entitlement, and provided further that, if the Volume Weighted Average Price of a Share is not available on one or more of the said five Dealing Days, then the average of such Volume Weighted Average Prices which are available in that five-dealing-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such Volume Weighted Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

"Dealing Day" means a day on which the Relevant Stock Exchange is open for business, (other than a day on which the Relevant Stock Exchange is scheduled to or does close prior to its regular weekday closing time).

"Dividend" means any dividend or any form of distribution to Shareholders (including a Spin-Off) whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of Shares, or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that:

(a)
where a Dividend in cash is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of the Dividend in cash, then for the purposes of this definition the Dividend in question shall be treated as a Cash Dividend of the greater of (i) such cash amount and (ii) the Fair Market Value (on the date of the first public announcement of such Dividend or capitalisation (as the case may be) or if later, the date on which the number of Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined), of such Shares or other property or assets;

(b)	any issue of Shares falling within clause 13.2 shall be disregarded;

(c)
a purchase or redemption or buy back of share capital of the Issuer by the Issuer or any Subsidiary of the Issuer shall not constitute a Dividend unless,  in the case of purchases, redemptions or buy backs of Shares by or on behalf of the Issuer or any of its Subsidiaries, the weighted average price per Share (before expenses) on any one day (a "Specified Share Day") in respect of such purchases, redemptions or buy backs (translated, if not in US dollars, into US dollars at the spot rate ruling at the close of business on such day as determined in good faith by an Independent Financial Adviser (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available), exceeds by more than 5 per cent. the average of the closing prices of the Shares on the Relevant Stock Exchange (as published by or derived from the Relevant Stock Exchange) on the five Dealing Days immediately preceding the Specified Share Day or, where an announcement (excluding, for the avoidance of doubt for these purposes, any general authority for such purchases approved by a general meeting of Shareholders or any notice convening such a meeting of Shareholders) has been made of the intention to purchase Shares at some future date at a specified price, on the five Dealing Days immediately preceding the date of such announcement, in which case such purchase shall be deemed to constitute a Dividend in US dollars to the extent that the aggregate price paid (before expenses) in respect of such Shares purchased by the Issuer or, as the case may be, any of its Subsidiaries (translated where appropriate into US dollars as provided above) exceeds the product of (i) 105 per cent. of the average closing price of the Shares determined as aforesaid and (ii) the number of Shares so purchased; and

(d)
if the Issuer or any of its Subsidiaries shall purchase any receipts or certificates representing Shares, the provisions of paragraph (c) shall be applied in respect thereof in such manner and with such modifications (if any) as shall be determined in good faith by an Independent Financial Adviser.

"Fair Market Value" means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided, that (i) the Fair Market Value of a Cash Dividend paid or to be paid shall be the amount of such Cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser), the fair market value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five trading days on the relevant market commencing on such date (or, if later, the first such trading day such Securities or Spin-Off Securities, options, warrants or other rights are publicly traded); and (iv) in the case of (i) converted into US dollars  (if declared or paid in a currency other than US dollars ) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the Cash Dividend in US dollars; and in any other case, converted into US dollars  (if expressed in a currency other than US dollars ) at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available).

"Independent Financial Adviser" means an independent investment bank of international repute appointed by the Issuer and approved in writing by the Bond Trustee or, if the Issuer fails to make such appointment and such failure continues for a reasonable period (as determined by the Bond Trustee) and the Bond Trustee is indemnified and/or secured as to costs to its satisfaction against the costs, fees and expenses of such adviser, appointed by the Bond Trustee following notification to the Issuer.

"Relevant Stock Exchange" means the New York Stock Exchange or, if at the relevant time, the Shares are listed and admitted to trading on one or more stock exchanges other than the New York Stock Exchange, the principal stock exchange or securities market on which the Shares are then listed or quoted or dealt in.

"Securities" means any securities including, without limitation, Shares, or options, warrants or other rights to subscribe for or purchase or acquire Shares.

"Spin-Off" means:

(a)	a distribution of Spin-Off Securities by the Issuer to Shareholders as a class; or

(b)
any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than the Issuer) to Shareholders as a class, pursuant in each case to any arrangements with the Issuer or any of its Subsidiaries.

"Spin-Off Securities" means equity share capital of an entity other than the Issuer or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Issuer.

"Volume Weighted Average Price" means, in respect of a Share, Security or, as the case may be, a Spin-Off Security on any Dealing Day, the volume-weighted average price of a Share, Security or, as the case may be, a Spin-Off Security published by or derived (in the case of a Share) from the Relevant Stock Exchange or (in the case of a Security or Spin-Off Security) from the principal stock exchange or securities market on which such Securities or Spin-Off Securities are then listed or quoted or dealt in, if any or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser on such Dealing Day, provided that if on any such Dealing Day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of a Share, Security or a Spin-Off Security, as the case may be, in respect of such Dealing Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Dealing Day on which the same can be so determined.

References to any issue or offer or grant to Shareholders "as a class" or "by way of rights" shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

In making any calculation or determination of Current Market Price or Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Shares or any issue of Shares by way of capitalisation of profits or reserves, or any like or similar event.

13.16
If changes are made in the share capital other than those mentioned above, which are unfavourable to the Bondholders compared to the Shareholders, the Bond Trustee and the Issuer shall agree on a new Conversion Price. This also applies to other transactions, which are unfavourable to the Bondholders.

13.17
If the Conversion Price is below par value of the Shares, par value of the Shares still applies, and the Issuer shall upon conversion pay the Bondholders the difference between the par value of the Shares and the Conversion Price.

13.18
If an adjustment of the Conversion Price requires a conversion to USD, the exchange rate shall be the official reference rate provided by the European Central Bank on the date triggering such adjustments. For the avoidance of doubt, when calculating weighted averages over several days, each day should apply the official reference rate for that day.

14	Merger and de-merger

14.1
In the case of any consolidation, amalgamation or merger of the Issuer with any other corporation (other than a consolidation, amalgamation or merger in which the Issuer is the continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of the Issuer, the Issuer will take such steps as shall be required by the Bond Trustee (including the execution of an agreement supplemental to or amending the Bond Agreement) to ensure that each Bond then outstanding will (during the period in which Conversion Rights may be exercised) be converted into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Shares which would have become liable to be issued upon exercise of Conversion Rights immediately prior to such consolidation, amalgamation, merger, sale or transfer. Such supplemental agreement deed will provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in clause 13. The above will apply, mutatis mutandis to any subsequent consolidations, amalgamations, mergers, sales or transfers.

14.2
If the Issuer decides on a merger in which the Issuer is the acquiring company, and the shareholders of the acquired company receive settlement in the form of shares only, subject to confirmation from an Independent Financial Adviser that such is the case, no adjustment will be made to the Conversion Price. If the shareholders of the acquired company receive settlement in any other form, in full or partly, the Conversion Price shall be adjusted according to such provision of clause 13 as an Independent Financial Adviser shall determine to be most appropriate.

14.3	The provisions in this clause 14 have no limitation on the creditor's right of objection to the merger or de-merger (to the extent any such rights will apply in accordance with applicable law).

15	Covenants

15.1	General

15.1.1	The Issuer has undertaken the covenants in this Clause 15 to the Bond Trustee (on behalf of the Bondholders), as further stated below.

15.1.2
The covenants in this Clause 15 shall remain in force from the date of this Bond Agreement and until such time that no amounts are outstanding under this Bond Agreement and any other Finance Document, unless the Bond Trustee (or the Bondholders Meeting, as the case may be), has agreed in writing to waive any covenant, and then only to the extent of such waiver, and on the terms and conditions set forth in such waiver.

15.2	Information Covenants

15.2.1	The Issuer shall

(a)
without being requested to do so, immediately inform the Bond Trustee of any Event of Default as well as of any circumstances which the Issuer understands or should understand may lead to an Event of Default;

(b)	without being requested to do so, inform the Bond Trustee of any other event which have, or which the Issuer should understand may have, a Material Adverse Effect;

(c)	without being requested to do so, inform the Bond Trustee if the Issuer intends to sell or dispose of all or a substantial part of its assets or operations, or change the nature of its business;

(d)
without being requested to do so, the Issuer shall, on a consolidated basis, produce Financial Statements and Quarterly Financial Reports and make them available on its website in the English language (alternatively by sending them to the Bond Trustee) as soon as they become available, and not later than 150 days after the end of the financial year for Financial Statements and 60 days after the end of the relevant quarter for Quarterly Financial Reports;

(e)	at the request of the Bond Trustee, report the balance of the Issuer's Bonds;

(f)
without being requested to do so, send the Bond Trustee copies of any creditors' notifications of the Issuer, including but not limited to mergers, de-mergers and reduction of the Issuer's share capital or equity;

(g)	without being requested to do so, send a copy to the Bond Trustee of its notices to the Exchange (if listed) which are of relevance for the Issuer's liabilities pursuant to this Bond Agreement;

(h)	without being requested to do so, inform the Bond Trustee of changes in the registration of the Bonds in the Securities Register;

(i)	within a reasonable time, provide such information about the Issuer's financial condition as the Bond Trustee may reasonably request; and

(j)
following the occurrence of a Change of Control Event, immediately after the Issuer becomes aware of it, notify the Bondholders (via the Securities Depository), the Bond Trustee and (if listed) the Exchange thereof. The notice shall specify (i) the applicable Change of Control Conversion Price and early redemption price, (ii) the Bondholders' entitlement to exercise their Conversion Rights or to exercise their right to require redemption of the Bonds, (iii) the Change of Control Conversion Period and (iv) details concerning the Change of Control Event.

15.2.2
The Issuer shall at the request of the Bond Trustee provide the documents and information necessary to maintain the listing and quotation of the Bonds on the Exchange (if listed) and to otherwise enable the Bond Trustee to carry out its rights and duties pursuant to this Bond Agreement and the other Finance Documents, as well as applicable laws and regulations.

15.2.3
The Issuer shall in connection with the issue of its Financial Statements under Clause 15.2.1 (d), confirm to the Bond Trustee in writing the Issuer's compliance with the covenants in Clause 15.2. Such confirmation shall be undertaken in a compliance certificate, substantially in the format set out in Attachment 1 hereto, signed by an authorized officer of the Issuer. In the event of non-compliance, the compliance certificate shall describe the non-compliance, the reasons therefore as well as the steps which the Issuer has taken and will take in order to rectify the non-compliance.

15.3	General Covenants

(a)	Pari passu ranking
The Issuer's obligations under this Agreement and any other Finance Document shall at all times rank at least pari passu with the claims of all its other unsubordinated creditors save for those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(b)	Mergers
The Issuer shall not, and shall ensure that no Subsidiary shall, carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of the Issuer or any of the subsidiaries with any other companies or entities if such transaction would have a Material Adverse Effect. The Issuer shall notify the Bond Trustee of any such transaction, providing relevant details thereof, as well as, if applicable, its reasons for believing that the proposed transaction would not have a Material Adverse Effect.

(c)	De-mergers
The Issuer shall not carry out any de-merger or other corporate reorganization involving splitting the Issuer into two or more separate companies or entities, if such transaction would have a Material Adverse Effect. The Issuer shall notify the Bond Trustee of any such transaction, providing relevant details thereof, as well as, if applicable, its reasons for believing that the proposed transaction would not have a Material Adverse Effect.

(d)	Continuation of business, disposal of assets or operations and changes to the nature of the business
During the term of the Bonds, the Issuer shall not, and shall ensure that no member of the Group shall, (unless the Bond Trustee or the Bondholders' Meeting (as the case may be) in writing has agreed to otherwise):

(i)	cease to carry on its business;

(ii)	sell or dispose of all or a substantial part of its assets or operations; or

(iii)	change the nature of its business;

in a manner which may have a Material Adverse Effect.

(e)         Listing
The Issuer shall ensure that the Issuer's shares shall remain listed on New York Stock Exchange or another recognized stock exchange.

15.4	Corporate and operational matters

(a)	Transactions with shareholders, directors and affiliated companies
The Issuer shall cause all transactions between any Group Company and (i) any shareholder thereof not part of the Group, (ii) any director or senior member of management in any Group Company, (iii) any company in which any Group Company holds more than 10 per cent of the shares, or (iv) or any company, person or entity controlled by or affiliated with any of the foregoing, to be entered on commercial terms, not less favourable to the Group Company than would have prevailed in arms' length transaction with a third party.

All such transactions shall comply with all provisions of applicable corporate law applicable to such transactions.

(b)	Compliance with laws
The Issuer shall (and shall ensure that all Group Companies shall) comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations).

15.5	Negative Pledge

During the term of the Bonds, the Issuer will not, and will ensure that none of its Material Subsidiaries will create, any mortgage, charge, lien, pledge or other security interest, upon the whole or any part of its present or future undertaking, assets or revenues to secure:

(i)         any Relevant Indebtedness, or

(ii)         any guarantee or indemnity in respect of any Relevant Indebtedness,

without at the same time or prior thereto according to the Bonds either (a) the same security as is created to secure any such Relevant Indebtedness or any such guarantee or indemnity for such Relevant Indebtedness or (b) such other security as either (i) the Bond Trustee shall in its absolute discretion deem not materially less beneficial to the interest of the Bondholders or (ii) shall be approved by a Bondholders' Meeting.

In this clause 15.5:

"Excluded Subsidiary" means any Subsidiary:

(a)	which is a single-purpose company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset or a group of similar assets;

(b)
none of whose indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of an asset is subject to any recourse whatsoever to any member of the Group (other than the Subsidiary or another Excluded Subsidiary) in respect of the repayment thereof; and

(c)
which has been designated as such by the Issuer by written notice to the Trustee signed by an officer of the Issuer, provided that the Issuer may give written notice signed by two directors of the Issuer to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary, whereupon it shall cease to be an Excluded Subsidiary.

"Project Finance Indebtedness" means any indebtedness for borrowed money to finance the ownership, acquisition, development and/or operation of an asset or a series of similar assets:

(a)	which is incurred by an Excluded Subsidiary; or

(b)
in respect of which the person or persons to whom any such indebtedness for borrowed money is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(i)	recourse to such borrower for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such assets; and/or

(ii)
recourse to such borrower for the purpose only of enabling amounts to be claimed in respect of such indebtedness for borrowed money in an enforcement of any encumbrance given by such borrower over such asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the borrower over its shares or the like in the capital of the borrower) to secure such indebtedness for borrowed money, provided that (A) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness for borrowed money, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the borrower or any of its assets (save for the assets the subject of such encumbrance); and/or

(iii)
recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available.

"Relevant Indebtedness" means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or capable of being, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market, but shall in any event not include Project Finance Indebtedness, nor, for the avoidance of doubt, loans (or collateral debt securities relating to such loans) made by banks or other financial institutions, customers or strategic partners.

16	Fees and expenses

16.1
The Issuer shall cover all its own expenses in connection with this Bond Agreement and fulfilment of its obligations under this Bond Agreement, including preparation of this Bond Agreement, preparation of the Finance Documents and any registration or notifications relating thereto, listing of the Bonds on the Exchange (if applicable), and the registration and administration of the Bonds in the Securities Register.

16.2
The expenses and fees payable to the Bond Trustee shall be paid by the Issuer and are set forth in a separate agreement between the Issuer and the Bond Trustee. Fees and expenses payable to the Bond Trustee which, due to the Issuer's insolvency or similar, are not reimbursed in any other way may be covered by making an equivalent reduction in the payments to the Bondholders.

16.3
The Issuer shall cover all public fees in connection with the Bonds and the Finance Documents. Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer is not responsible for reimbursing any such fees.

16.4
In addition to the fee due to the Bond Trustee pursuant to Clause 16.2 and normal expenses pursuant to Clauses 16.1 and 16.3, the Issuer shall, on demand, cover extraordinary expenses incurred by the Bond Trustee in connection with the Bonds, as determined in a separate agreement between the Issuer and the Bond Trustee.

16.5	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to the Bondholders.

17	Events of Default

17.1	The Bonds may be declared by the Bond Trustee to be in default upon occurrence of any of the following events (which shall be referred to as an "Event of Default") if:

(a)	Non-payment
The Issuer fails to fulfil any payment obligation due under this Bond Agreement or any Finance Document when due, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied, and payment in full is made, within 5 – five – Banking Days following the original due date.

(b)	Breach of other obligations
The Issuer or any Material Subsidiary fails to duly perform any other covenant or obligation pursuant to this Bond Agreement or any of the Finance Documents, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied and is remedied within 10 – ten – Banking Days after notice thereof is given to the Issuer by the Bond Trustee.

(c)	Cross default
The Issuer or any Material Subsidiary, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) below exceeds a total of USD 25 million, or the equivalent thereof in other currencies;

(i)	any Financial Indebtedness or guarantee is not paid when due nor within any originally applicable grace period,
(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),
(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or
(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

Provided, however, that the default of any Financial Indebtedness by a Material Subsidiary shall not constitute an Event of Default if (i) the Issuer has no outstanding guarantee liability for such Financial Indebtedness, and (ii) the Issuer is not in default of any financial obligation to such Material Subsidiary.

(d)	Misrepresentations
Any representation, warranty or statement (including statements in compliance certificates) made under this Bond Agreement or in connection therewith is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made.
(e)	Insolvency
If for the Issuer or any Material Subsidiary

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation  (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation,

(ii)	a composition, compromise, assignment or arrangement with any creditor, having a Material Adverse Effect,

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(iv)	enforcement of any security over any of its assets.

(f)	Creditors' process

The Issuer or any Material Subsidiary has a substantial proportion of the assets impounded, confiscated, attached or subject to distraint, or is subject to enforcement of any security over any of its assets.

(g)	Dissolution, appointment of liquidator or analogous proceedings
The Issuer or any Material Subsidiary is resolved to be dissolved or a liquidator, administrator or the like is appointed or requested to be appointed in respect of the Issuer or any Material Subsidiary.

(h)	Impossibility or illegality
It is or becomes impossible or unlawful for any Group Company to fulfil or perform any of the terms of the Finance Documents to which it is a party.

(j)	Material adverse effect
Any event or series of events occurs in relation to any Group Company or the Issuer which, in the reasonable opinion of the Bond Trustee, after consultations with the Issuer, has a Material Adverse Effect.

17.2
In the event that one or more of the circumstances mentioned in Clause 17.1 occurs and is continuing, the Bond Trustee can, in order to protect the interests of the Bondholders, declare the Outstanding Bonds including accrued interest and expenses to be in default and due for immediate payment.

The Bond Trustee may at its discretion, on behalf of the Bondholders, take every measure necessary to recover the amounts due under the Outstanding Bonds, and all other amounts outstanding under the Bond Agreement and any other Finance Document.

17.3
In the event that one or more of the circumstances mentioned in Clause 17.1 occurs and is continuing, the Bond Trustee shall declare the Outstanding Bonds including accrued interest and costs to be in default and due for payment if:

(a)
the Bond Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Outstanding Bonds, and the Bondholders' Meeting has not decided on other solutions, or

(b)	the Bondholders' Meeting has decided to declare the Outstanding Bonds in default and due for payment.

In either case the Bond Trustee shall on behalf of the Bondholders take every measure necessary to recover the amounts due under the Outstanding Bonds. The Bond Trustee can request satisfactory security for any possible liability and anticipated expenses, from those Bondholders who requested that the declaration of default be made pursuant to sub clause (a) above and/or those who voted in favour of the decision pursuant to sub clause (b) above.

17.4
In the event that the Bond Trustee pursuant to the terms of Clause 17.2 or 17.3 declares the Outstanding Bonds to be in default and due for payment, the Bond Trustee shall immediately deliver to the Issuer a notice demanding payment of interest and principal due to the Bondholders under the Outstanding Bonds including accrued interest and interest on overdue amounts and expenses.

18	Bondholders' Meeting

18.1	Authority of the Bondholders' Meeting

18.1.1
The Bondholders' Meeting represents the supreme authority of the Bondholders community in all matters relating to the Bonds. If a resolution by or an approval of the Bondholders is required, resolution of such shall be passed at a Bondholders' Meeting. Resolutions passed at Bondholders' Meetings shall be binding upon and prevail for all the Bonds.

18.2	Procedural rules for Bondholders' Meetings

18.2.1	A Bondholders' Meeting shall be held at the request of:

(a)	the Issuer,
(b)	Bondholders representing at least 1/10 of the Outstanding Bonds,
(c)	the Exchange, if the Bonds are listed, or
(d)	the Bond Trustee.

18.2.2	The Bondholders' Meeting shall be summoned by the Bond Trustee. A request for a Bondholders' Meeting shall be made in writing to the Bond Trustee, and shall clearly state the matters to be discussed.

18.2.3	If the Bond Trustee has not summoned a Bondholders' Meeting within 10 – ten – Banking Days after having received such a request, then the requesting party may summons the Bondholders' Meeting itself.

18.2.4
Summons to a Bondholders Meeting shall be dispatched no later than 10 – ten – Banking Days prior to the Bondholders' Meeting. The summons and a confirmation of each Bondholder's holdings of Bonds shall be sent to all Bondholders registered in the Securities Register at the time of distribution. The summons shall also be sent to the Exchange for publication.

18.2.5
The summons shall specify the agenda of the Bondholders' Meeting. The Bond Trustee may in the summons also set forth other matters on the agenda than those requested. If amendments to this Bond Agreement have been proposed, the main content of the proposal shall be stated in the summons.

18.2.6	The Bond Trustee may restrict the Issuer to make any changes of Voting Bonds in the period from distribution of the summons until the Bondholders' Meeting, by serving notice to it to such effect.

18.2.7	Matters that have not been reported to the Bondholders in accordance with the procedural rules for summoning of a Bondholders' Meeting may only be adopted with the approval of all Voting Bonds.

18.2.8
The Bondholders' Meeting shall be held on premises designated by the Bond Trustee. The Bondholders' Meeting shall be opened and shall, unless otherwise decided by the Bondholders' Meeting, be chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting shall be opened by a Bondholder, and be chaired by a representative elected by the Bondholders' Meeting.

18.2.9
Minutes of the Bondholders' Meeting shall be kept. The minutes shall state the numbers of Bondholders represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the result of the voting. The minutes shall be signed by the chairman and at least one other person elected by the Bondholders' Meeting. The minutes shall be deposited with the Bond Trustee and shall be available to the Bondholders.

18.2.10
The Bondholders, the Bond Trustee and – provided the Bonds are listed - representatives of the Exchange, have the right to attend the Bondholders' Meeting. The chairman may grant access to the meeting to other parties, unless the Bondholders' Meeting decides otherwise. Bondholders may attend by a representative holding proxy. Bondholders have the right to be assisted by an advisor. In case of dispute the chairman shall decide who may attend the Bondholders' Meeting and vote for the Bonds.

18.2.11
Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders' Meeting may resolve that the Issuer's representatives may not participate in particular matters. The Issuer has the right to be present under the voting.

18.3	Resolutions passed at Bondholders' Meetings

18.3.1
At the Bondholders' Meeting each Bondholder may cast one vote for each Voting Bond owned at close of business on the day prior to the date of the Bondholders' Meeting in accordance with the records registered in the Securities Register. Whoever opens the Bondholders' Meeting shall adjudicate any question concerning which Bonds shall count as the Issuer's Bonds. The Issuer's Bonds shall not have any voting rights.

18.3.2
In all matters, the Issuer, the Bond Trustee and any Bondholder have the right to demand vote by ballot. In case of parity of votes, the chairman shall have the deciding vote, regardless of the chairman being a Bondholder or not.

18.3.3
In order to form a quorum, at least half (1/2) of the Voting Bonds must be represented at the meeting, see however Clause 18.4. Even if less than half (1/2) of the Voting Bonds are represented, the Bondholders' Meeting shall be held and voting completed.

18.3.4	Resolutions shall be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set forth in Clause 18.3.5.

18.3.5	In the following matters, a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required:

(a)	amendment of the terms of this Bond Agreement regarding the interest rate, the tenor, redemption price and other terms and conditions affecting the cash flow of the Bonds;
(b)	transfer of rights and obligations of this Bond Agreement to another issuer (Issuer), or
(c)	change of Bond Trustee.

18.3.6	The Bondholders' Meeting may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

18.3.7	The Bond Trustee shall ensure that resolutions passed at the Bondholders' Meeting are properly implemented.

18.3.8	The Issuer, the Bondholders and the Exchange shall be notified of resolutions passed at the Bondholders' Meeting.

18.4	Repeated Bondholders' Meeting

18.4.1
If the Bondholders' Meeting does not form a quorum pursuant to Clause 18.3.3, a repeated Bondholders' Meeting may be summoned to vote on the same matters. The attendance and the voting result of the first Bondholders' Meeting shall be specified in the summons for the repeated Bondholders' Meeting.

18.4.2	When a matter is tabled for discussion at a repeated Bondholders' Meeting, a valid resolution may be passed even though less than half (1/2) of the Voting Bonds are represented.

19	The Bond Trustee

19.1	The role and authority of the Bond Trustee

19.1.1
The Bond Trustee shall monitor the compliance by the Issuer of its obligations under this Bond Agreement and applicable laws and regulations which are relevant to the terms of this Bond Agreement, including supervision of timely and correct payment of principal or interest, inform the Bondholders, the Paying Agent and the Exchange of relevant information which is obtained and received in its capacity as Bond Trustee (however, this shall not restrict the Bond Trustee from discussing matters of confidentiality with the Issuer), arrange Bondholders' Meetings, and make the decisions and implement the measures resolved pursuant to this Bond Agreement. The Bond Trustee is not obligated to assess the Issuer's financial situation beyond what is directly set forth in this Bond Agreement.

19.1.2
The Bond Trustee may take any step necessary to ensure the rights of the Bondholders in all matters pursuant to the terms of this Bond Agreement. The Bond Trustee may postpone taking action until such matter has been put forward to the Bondholders' Meeting.

19.1.3
Except as provided for in Clause 19.1.5 the Bond Trustee may reach decisions binding for all Bondholders concerning this Bond Agreement, including amendments to the Bond Agreement and waivers or modifications of certain provisions, which in the opinion of the Bond Trustee, do not have a Material Adverse Effect on the rights or interests of the Bondholders pursuant to this Bond Agreement.

19.1.4
Except as provided for in Clause 19.1.5, the Bond Trustee may reach decisions binding for all Bondholders in circumstances other than those mentioned in Clause 19.1.3 provided prior notification has been made to the Bondholders. Such notice shall contain a proposal of the amendment and the Bond Trustee's evaluation. Further, such notification shall state that the Bond Trustee may not reach a decision binding for all Bondholders in the event that any Bondholder submit a written protest against the proposal within a deadline set by the Bond Trustee. Such deadline may not be less than five (5) Banking Days following the dispatch of such notification.

19.1.5	The Bond Trustee may not reach decisions pursuant to Clauses 19.1.3 or 19.1.4 for matters set forth in Clause 18.3.5 except to rectify obvious incorrectness, vagueness or incompleteness.

19.1.6	The Bond Trustee may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

19.1.7	The Issuer, the Bondholders and the Exchange shall be notified of decisions made by the Bond Trustee pursuant to Clause 19.1 unless such notice obviously is unnecessary.

19.1.8	The Bondholders' Meeting can decide to replace the Bond Trustee without the Issuer's approval, as provided for in Clause 18.3.5

19.2	Liability and indemnity

19.2.1
The Bond Trustee is liable only for direct losses incurred by Bondholders or the Issuer as a result of negligence or wilful misconduct by the Bond Trustee in performing its functions and duties as set forth in this Bond Agreement. The Bond Trustee is not liable for the content of information provided to the Bondholders on behalf of the Issuer.

19.2.2
The Issuer is liable for, and shall indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees, agents and representatives) to fulfil its obligations under the terms of this Bond Agreement and any other Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the establishment and performance of this Bond Agreement and the other Finance Documents.

19.3	Change of Bond Trustee

19.3.1
Change of Bond Trustee shall be carried out pursuant to the procedures set forth in Clause 18. The Bond Trustee shall continue to carry out its duties as bond trustee until such time that a new Bond Trustee is elected.

19.3.2
The fees and expenses of a new bond trustee shall be covered by the Issuer pursuant to the terms set out in Clause 16, but may be recovered wholly or partially from the Bond Trustee if the change is due to a breach of the Bond Trustee duties pursuant to the terms of this Bond Agreement or other circumstances for which the Bond Trustee is liable.

19.3.3
The Bond Trustee undertakes to co-operate so that the new bond trustee receives without undue delay following the Bondholders' Meeting the documentation and information necessary to perform the functions as set forth under the terms of this Bond Agreement.

20	Miscellaneous

20.1	The community of Bondholders

20.1.1
By virtue of holding Bonds, which are governed by this Bond Agreement (which pursuant to Clause 2.1.1 is binding upon all Bondholders), a community exists between the Bondholders, implying, inter alia, that

(a)	the Bondholders are bound by the terms of this Bond Agreement,

(b)	the Bond Trustee has power and authority to act on behalf of the Bondholders,

(c)	the Bond Trustee has, in order to administrate the terms of this Bond Agreement, access to the Securities Register to review ownership of Bonds registered in the Securities Register,

(d)	this Bond Agreement establishes a community between Bondholders meaning that;

(i)	the Bonds rank pari passu between each other,
(ii)
the Bondholders may not, based on this Bond Agreement, act directly towards the Issuer and may not themselves institute legal proceedings against the Issuer, however not restricting the Bondholders to exercise their individual rights derived from the Bond Agreement.

(iii)	the Issuer may not, based on this Bond Agreement, act directly towards the Bondholders,
(iv)	the Bondholders may not cancel the Bondholders' community, and that
(v)	the individual Bondholder may not resign from the Bondholders' community.

20.2	Limitation of claims

20.2.1	All claims under the Bonds and this Bond Agreement for payment, including interest and principal, shall be subject to the time-bar provisions of the Norwegian Limitation Act of May 18, 1979 No. 18.

20.3	Access to information

20.3.1
The Bond Agreement is available to anyone and copies may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available in copy form to the general public until all the Bonds have been fully discharged.

20.3.2
The Bond Trustee shall, in order to carry out its functions and obligations under the Bond Agreement, have access to the Securities Register for the purposes of reviewing ownership of the Bonds registered in the Securities Register.

20.4	Amendments

20.4.1	All amendments of this Bond Agreement shall be made in writing, and shall unless otherwise provided for by this Bond Agreement, only be made with the approval of all parties hereto.

20.5	Notices, contact information

20.5.1
Written notices, warnings, summons etc to the Bondholders made by the Bond Trustee shall be sent via the Securities Register with a copy to the Issuer and the Exchange. Information to the Bondholders may also be published at the web site www.stamdata.no.

20.5.2	The Issuer's written notifications to the Bondholders shall be sent via the Bond Trustee, alternatively through the Securities Register with a copy to the Bond Trustee and the Exchange.

20.5.3
Unless otherwise specifically provided, all notices or other communications under or in connection with this Bond Agreement between the Bond Trustee and any Obligor shall be given or made in writing, by letter, or telefax. Any such notice or communication addressed shall be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;
(b)	if by telefax, when received.

However, a notice given in accordance with the above but received on a day which is not a Banking Day in the place of receipt, or after 3:00 p.m. on such a Banking Day, shall only be deemed to be given at 9:00 a.m. on the next Banking Day in that place.

20.5.4	The Issuer and the Bond Trustee shall ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons

20.6	Dispute resolution and legal venue

20.6.1	This Bond Agreement and all disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be governed by Norwegian law.

All disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

*****

This Bond Agreement has been executed in two originals, of which the Issuer and the Bond Trustee retain one each.

Issuer	Bond Trustee
By: Position:	By: Position:

SK 23153 0001 1183136